Exhibit 99.2

NEWS RELEASE 14-009	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600

Hornbeck Offshore Board Authorizes $150 Million Share Repurchase Program

October 29, 2014 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE: HOS) (“the “Company”) announced today that its Board of Directors has authorized the Company to repurchase up to $150 million in shares of its common stock from time to time. The repurchase program will be funded from the Company's cash on-hand, cash flow from operations and/or cash proceeds from the divestiture of non-core assets.
The Company is authorized to use different methods and plans to make the repurchases, including, but not limited to, open-market purchases, privately negotiated transactions, accelerated share repurchases and Rule 10b5-1 trading plans. The timing and amount of the repurchases will depend on several factors, such as market conditions, applicable legal requirements, available liquidity, the discretion of management and other appropriate factors. The repurchase program does not obligate Hornbeck Offshore to acquire any particular amount of common stock and may be modified, suspended or discontinued at any time. The Company will periodically report the number of shares purchased under the plan.
Hornbeck Offshore is a leading provider of technologically advanced, new generation offshore supply vessels primarily serving the energy industry in the Gulf of Mexico and Latin America.

Forward-Looking Statements
This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with regard to the newly authorized stock repurchase program. These statements are based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct, including when and to what extent the Company will affect share repurchases.
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103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006